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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                         COMMISSION FILE NO. 333-22681-1

  SEQUOIA MORTGAGE FUNDING CORPORATION (AS SPONSOR OF SEQUOIA MORTGAGE TRUST 1, ISSUER OF COLLATERALIZED MORTGAGE BONDS UNDER AN INDENTURE DATED JUNE 1, 1997)

                      SEQUOIA MORTGAGE FUNDING CORPORATION
             (Exact name of registrant as specified in its charter)



                         591 Redwood Highway, Suite 3100
                              Mill Valley, CA 94941
                                 (415) 389-7373
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive office)

                                      None
                   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)  [ ]        Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(I)    [ ]
          Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6             [ ]
          Rule 12h-3(b)(1)(i)  [X]





        Approximate number of holders of record as of the certification or notice date:

                                  Eighteen (18)
  Pursuant to the requirements of the Securities Exchange Act of 1934, Sequoia


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Mortgage Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: August 5, 1998                  SEQUOIA MORTGAGE FUNDING CORPORATION




                                       By:  /s/ Vickie L. Rath
                                            ------------------------------------
                                       Name:   Vickie L. Rath
                                       Title:  Treasurer and Assistant Secretary
                                               (Principle Accounting Officer)